Exhibit 10.4.2

AMENDMENT TO SUBLEASE

     THIS AMENDMENT TO SUBLEASE (“Amendment”) is entered into as of October 29, 2003 between Corixa Corporation and its affiliates, a Delaware corporation (“Tenant”) and Genomic Health, Inc., a Delaware corporation (“Subtenant”).

Recitals

     A. The predecessor in interest of Tenant and the predecessor in interest of Metropolitan Life Insurance Company, a New York corporation (“Landlord”), have entered into that certain lease dated January 3, 1992, as amended by (i) that certain First Amendment dated January 5, 1993, (ii) that certain Second Amendment dated January 10, 1995, (iii) that certain Third Amendment dated March 24, 1995, (iv) that certain holdover letter agreement dated February 12, 1999, (v) that certain Fifth Amendment dated February 26, 1999 and (vi) that certain Sixth Amendment dated September 29, 2000 (collectively referred to herein as the “Lease”), whereby Landlord leases to Tenant that certain premises in Building 11 of Phase II, with the current street address of 301 Penobscot Drive, Redwood City, CA, (“Premises”).

     B. Tenant and Subtenant entered into a sublease dated June 1, 2001 (the “Existing Sublease”), respecting a portion of the Premises (the “Sublease Premises”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Existing Sublease. The term “Sublease Agreement” shall mean the Existing Sublease as amended hereby.

     C. Tenant and Subtenant wish to hereby modify certain terms and provisions under the Sublease Agreement and are executing this Amendment to effectuate said modifications.

     NOW, THEREFORE, in consideration of the covenants set forth herein, Tenant and Subtenant hereby agree as follows:

1.	Term.

1.1	Extension of Sublease Term. The Term of the Sublease is hereby extended for the period (the “Extension Term”) commencing on May 31, 2004, and ending on May 31, 2005 (the “New Expiration Date”). Effective as of the date hereof, all references in the Sublease to the Term shall be deemed to be references to the period through the New Expiration Date.

1.2	Option to Extend. The Option to Extend granted to Subtenant in Section 4.2 of the Existing Sublease is not exercised hereby and remains in full force and effect; provided that such Option to Extend is hereby revised to provide that the Rent for the Option Term shall be the then fair market rent for the Sublease Premises based upon the terms of the Sublease, as extended. Fair market rent shall include the periodic rental increases, if any, that would be included for space leased for the period the space will be covered by the Sublease. For purposes of this Section 1.2, the term “fair market rent” shall mean the rental rate for comparable space under sublease to new subtenants, taking into consideration the quality of the Sublease Premises and any amenities such as existing improvements, view, floor on which the Sublease Premises are situated and the like, situated comparable buildings in comparable locations on the San Francisco Bay peninsula, in comparable physical and economic condition, taking into consideration the then prevailing ordinary rental market practices with respect to tenant concessions (if any). The fair market rent shall be mutually agreed upon by Tenant and Subtenant in writing within the thirty (30) calendar day period commencing six (6) months prior to commencement of the renewal period. If Landlord and Tenant are unable to agree upon the fair market monthly rent within said thirty (30)-day period, then the fair market rent shall be established by appraisal in accordance with the procedures set forth in Exhibit A attached hereto.

     2. Rent. Section 2.1 of the Existing Sublease is hereby revised to provide that commencing as of October 1, 2003 and continuing through the New Expiration Date, the Rent for the Sublease Premises shall be in the amount of $74,838 per month. The Rent as so revised shall continue to be the total monthly amount due to Tenant for rental of the Sublease Premises.

     3. Consent of Landlord. This Amendment is subject to the written consent of Landlord in accordance with the terms of the Lease, which consent, Tenant shall diligently pursue, at no cost to Subtenant.

     4. Counterparts. This Amendment may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same Amendment.

     5. Confirmation of Existing Sublease Agreement. Except as amended by this Amendment, the Existing Sublease is unmodified, and as amended hereby, the Sublease Agreement remains in full force and effect.

     IN WITNESS WHEREOF, Tenant and Subtenant have executed this Amendment as of the date first above written.

CORIXA CORPORATION, a Delaware corporation

By	/s/ Steven Gillis

Its CEO

GENOMIC HEALTH, INC., a Delaware corporation

By	/s/ Randy Scott

Its CEO